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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Fog Cap L.P. (Formerly Wilshire Real Estate Partnership L.P.)

Fog Cutter Securities Corporation (Formerly WREI Securities Corporation)

Fog Cutter Servicing Inc. (Formerly WREI Mortgage Inc.)

Fog Cutter Servicing I Inc.

WREP 2000-1PO, Inc.

FCCG BSSP 2000-5 CORP

WREP 1998-1 LLC

WREP Islands Limited

European Internet House (UK) Limited

WFSG (Channel Islands) Limited

BEP Islands Limited (Formerly WREP Islands No. 2 Limited)

WREP Islands UGAP Limited (Formerly WREP Islands No. 1 Limited)